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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference into Colorado MEDtech, Inc.'s Registration Statements File Nos. 333-17207 (Form S-8), 333-93689 (Form S-3), 333-70755 (Form S-8), 333-64705 (Form S-3) and 333-50168 (Form S-8) of our
report dated August 14, 2002, with respect to the consolidated balance sheet of Colorado MEDtech, Inc. as of June 30, 2002, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for the year then ended, which report appears in the June 30, 2002, annual report on Form 10-K of Colorado MEDtech, Inc. Our report contains an explanatory paragraph discussing our audit of: (i) certain adjustments made to restate the June 30, 2001 balance sheet and statement of shareholders' equity and comprehensive income (loss) for the year then ended (audited by other auditors who have ceased operations) to reclassify notes receivable from related parties, (ii) certain transitional disclosures required by SFAS 142 "Goodwill and Other Intangible Assets" and reflected in the June 30, 2001 and 2000 financial statements, which were audited by other auditors who have ceased operations, and (iii) certain adjustments that were applied to restate the disclosures for reportable segments reflected in the June 30, 2001 and 2000 financial statements, which were audited by other auditors who have ceased operations.


KPMG LLP


Denver, Colorado,
     September 30, 2002.